UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2023

SCYNEXIS, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36365	56-2181648
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Evertrust Plaza 13th Floor
Jersey City, New Jersey		07302-6548
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 201 884-5485

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SCYX	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

SCYNEXIS, Hercules Capital, Inc. (“Hercules Capital”) and Silicon Valley Bridge Bank, N.A. (“SVB”) were party to a Loan and Security Agreement dated as of May 13, 2021 (the “Loan Agreement”), pursuant to which Hercules Capital, SVB and each of the other lenders from time-to-time party to the Loan and Security Agreement (collectively, the “Lenders”) loaned to SCYNEXIS $35 million.

In connection with SYNEXIS entering into its license agreement (the “License Agreement”) with GlaxoSmithKline Intellectual Property (No. 3) Limited (“GSK”) in March 2023, SCYNEXIS entered into a First Amendment and Consent to Loan and Security Agreement with the Lenders (the “First Amendment”) pursuant to which the Lenders consented to SCYNEXIS entering into the License Agreement and SCYNEXIS agreed to pay to the Lenders an amount described in the current report.

Following the closing of the transactions under the License Agreement, on May 25, 2023, SCYNEXIS received the upfront payment pursuant to the terms of the License Agreement, which triggered the obligation of SCYNEXIS to repay the amounts due under the terms of the First Amendment. In connection with the repayment of those amounts due, on May 25, 2023 SCYNEXIS and the Lenders executed a payoff letter confirming the amounts due under the First Amendment, and SCYNEXIS’s and the Lenders’ agreement that the Loan Agreement, as amended by the First Amendment, was terminated.

Item 8.01 Other Events.

GSK Payment

On June 21, 2023, SCYNEXIS announced the achievement of a $25 million performance-based development milestone under the License Agreement. The milestone payment follows a development goal for the Phase 3 MARIO study for ibrexafungerp in invasive candidiasis as SCYNEXIS continues executing ongoing ibrexafungerp trials.

Stockholder Vote on 2023 Equity Incentive Plan

On June 16, 2023, SCYNEXIS filed a Current Report on Form 8-K reporting the results of the stockholder vote at its 2023 Annual Meeting of Stockholders. SCYNEXIS reported that Proposal 5, the approval of the SCYNEXIS, Inc. 2023 Equity Incentive Plan, was approved as a result of more votes voting in favor of the proposal than against or abstaining. However, the proxy statement was unclear about the effect of not voting and the treatment of broker non-votes. Proposal 5 correctly noted, on page 29 of the proxy statement, that broker non-votes would have no effect on the vote, but the summary table on page 6 of the proxy statement inadvertently indicated that broker non-votes would be treated as votes “Against.” Accordingly, out of an abundance of caution, SCYNEXIS has decided to deem Proposal 5 as having not been approved and will continue to use its existing 2014 Equity Incentive Plan. SCYNEXIS intends to reintroduce the proposal at its 2024 Annual Meeting of stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCYNEXIS, Inc.

Date:	June 23, 2023	By:	/s/ David Angulo, M.D.
		Name: Its:	David Angulo, M.D. Chief Executive Officer